Exhibit 4.9

SIXTH AMENDMENT AND JOINDER

TO LOAN AND SECURITY AGREEMENT

This Sixth Amendment and Joinder to Loan and Security Agreement (“Amendment”) is made as of the 16th day of January, 2004 by and among HealthEssentials Solutions, Inc., a Delaware corporation (“Borrower Agent” or “HealthEssentials”), NPPA of America, Inc. a Delaware corporation, NPPA National, LLC, a Texas limited liability company, Specialized Home Health Care Services of Central Florida, Inc. and Majj Enterprises, LLC (collectively, the “Existing Borrowers”), Premier Lab Services, Inc. (the “Joining Borrower” and together with the Existing Borrowers, the “Borrowers” and each individually referred to as a “Borrower”), and Healthcare Business Credit Corporation (“Lender”).

BACKGROUND

A. Existing Borrowers and Lender are parties to a certain Loan and Security Agreement dated as of April 30, 2002 has been and may hereafter be modified and amended from time to time (“Loan Agreement”) pursuant to which Existing Borrowers established certain financing arrangements with Lender. The Loan Agreement and all instruments, documents and agreements executed in connection therewith, or related thereto are referred to herein collectively as the “Loan Documents”. All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Loan Agreement.

B. Borrowers have informed Lender that HealthEssentials created and is the 100% owner of the capital stock of Joining Borrower.

C. Borrowers have requested and Lender has agreed to join in Joining Borrower as joint and several co-Borrowers under the Loan Documents and amend the terms and conditions of the Loan Documents pursuant to the terms and conditions of this Amendment.

NOW, THEREFORE, with the foregoing Background incorporated by reference and made a part hereof and intending to be legally bound, the parties agree as follows:

1. Joinder.

(a) Upon the effectiveness of this Amendment, Joining Borrower joins in as, assumes the obligations and liabilities of, adopts the obligations, liabilities and role of, and becomes, a Borrower under the Loan Documents, the Notes and all Advances. All references to Borrowers contained in the Loan Documents are hereby deemed for all purposes to also refer to and include Joining Borrower as a Borrower and Joining Borrower hereby agrees to comply with all of the terms and conditions of the Loan Documents as if Joining Borrower were an original signatory thereto.

(b) Without limiting the generality of the provisions of subparagraph (a) above, Joining Borrower hereby becomes liable, on a joint and several basis, along with all other Borrowers, for all Obligations, including, without limitation, all existing and future Loans and other liabilities and obligations incurred at any time by any one or more Borrowers under the Loan Documents, as amended hereby or as may be hereafter amended, modified, supplemented or replaced.

2. Term Loan. Upon the effectiveness of this Amendment, Lender shall reset the Term Loan, by making available to Borrowers an additional Advance thereunder in the principal amount of $2,132,360.03 (“Term Loan Increase”). The outstanding principal balance of the Term Loan (including the Term Loan Increase) as of the date hereof is $5,000,000. Subject to the provisions of Section 2.5(e) of the Loan Agreement, the reset balance of the Term Loan shall be repaid in consecutive equal monthly installments of principal of $83,333.33 plus accrued interest, commencing as of January 2, 2004 with a final payment of all unpaid principal and accrued interest, fees, costs and Expenses due and payable on or before the earlier of December 31, 2008 (“Term Maturity Date”) or the Maturity Date. Accrued but unpaid interest shall be paid on the first Funding Date of each calendar month. Borrowers shall execute and deliver an amended and restated Term Note to Lender in the principal face amount of $5,000,000 (“Term Note”). The Term Note shall evidence Borrowers’ joint and several and absolute and unconditional obligation to repay the Term Loan to Lender and the Term Note is hereby deemed incorporated herein by reference and made a part hereof. All references to the “Term Loan” and “Term Note” in the Loan Documents shall be deemed to refer to the Term Loan, as amended and restated hereby and the amended and restated Term Note referenced herein.

3. Amendment. The Loan Agreement is hereby amended and modified in the following manner:

(a) Definitions. Subclause (h) of the definition of “Eligible Account” contained in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:

(h) which is not outstanding more than (i) one hundred eighty (180) days past the Billing Date in the case of Accounts that have been billed, and (ii) forty-five (45) days past the date the corresponding services and/or goods were provided in the case of all Accounts which have not been billed; provided however that in the case of Government Accounts which have not been billed due to a Borrower not yet obtaining an appropriate provider identification number for the nurse practitioner providing the related services and/or goods, such Accounts are not outstanding more than ninety (90) days past the date the corresponding services and/or goods; provided further that in no event may the Account be outstanding more than two hundred twenty five (225) days past the date the corresponding services and/or goods were provided,

(b) Initial Term. Section 2.1(d) of the Loan Agreement is hereby amended and restated in its entirety as follows:

The term (“Initial Term”) of the Credit Facility shall expire on December 31, 2008. All Revolving Credit Loans shall be repaid on or before the earlier of the last day of the Initial Term or upon termination of the Credit Facility or termination of this Agreement (“Maturity Date”). After the Maturity Date no further Revolving Credit Loans shall be available from Lender.

(c) Termination Fee. Section 2.3(c) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(c) Should the Credit Facility be terminated for any reason prior to the last day of the Initial Term, in addition to repayment of all such Obligations (including, without limitation, accrued and unpaid interest, fees, costs and Expenses) then outstanding and termination of Lender’s commitment hereunder, Borrowers shall unconditionally be obligated to pay at the time of such termination and/or prepayment, a fee (“Revolving Termination Fee”) in an amount equal to the following percentage of the Revolving Loan Commitment: 3.0%, if such early termination occurs on or prior to December 31, 2005, 2.0% if such early termination occurs after December 31, 2005, but on or prior to December 31, 2007, and 1.0%, if such early termination occurs after December 31, 2007 but prior to the Maturity Date. Should the Term Loan be repaid in full prior to the last day of the Term Maturity Date, in addition to the repayment of all principal, interest and other Obligations owed by Borrowers in connection with the Term Loan, Borrowers shall unconditionally be obligated to pay at the time of such prepayment, a fee (“Term Termination Fee” and together with the Revolving Termination Fee, the “Termination Fee”) in an amount equal to the following percentage of the then outstanding principal balance of the Term Loan: 3.0%, if such early termination occurs on or prior to December 31, 2005, 2.0% if such early termination occurs after December 31, 2005, but on or prior to December 31, 2007, and 1.0%, if such early termination occurs after December 31, 2007 but prior to the Maturity Date. Each Borrower acknowledges that the Termination Fee is an estimate of Lender’s damages in the event of early termination and is not a penalty. In the event of termination of the Credit Facility, all of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination. All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Loan Documents shall survive any such termination, and Lender shall retain its liens in the Collateral and all of its rights and remedies under the Loan Documents notwithstanding such termination until Borrowers have paid the Obligations to Lender, in full, in immediately available funds, together with the applicable Termination Fee, if any. Notwithstanding the payment in full of the Obligations, Lender shall not be required to terminate its security interests in the Collateral unless, with respect to any loss or damage Lender may incur as a result of dishonored checks or other items of payment received by Lender from Borrowers or any Obligor and applied to the Obligations, Lender shall, at its option, (i) have received a written agreement executed by Borrowers and by any Person whose loans or other advances to Borrowers are used in whole or in part to satisfy the Obligations, indemnifying Lender from any such loss or damage; or (ii) have retained such monetary reserves and security interests on the Collateral for such period of time as Lender, in its reasonable discretion, may deem necessary to protect Lender from any such loss or damage. Notwithstanding the foregoing, Borrowers shall not be obligated to pay the Term Termination Fee if (a) the Term Loan is repaid in full in connection with the consummation of an initial public offering of the capital stock of HealthEssentials and (b) if thereafter Lender continues to provide the Credit Facility to Borrowers.

(d) Term Loan Payments. Section 2.5(e) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(e) Subject to the terms of Section 2.3(c) and 2.3(d) above, Borrowers may prepay the Term Loan at any time by giving Lender written notice of the proposed prepayment five (5) Business Days prior to such prepayment. Borrowers authorize Lender to apply funds in the Collection Account to the applicable principal and interest payments due and payable under the Term Loan which have not been received by Lender, as of the first Funding Date of the month in which such payment is due.

(e) Debt Service Coverage Ratio. Section 6.6 of the Loan Agreement is hereby amended and restated in its entirety as follows:

6.6 Financial Covenants. Borrowers shall maintain at all times a Debt Service Coverage Ratio of at least 1.0 to 1 for the fiscal quarter ending December 31, 2003 (such calculation shall be for the fiscal quarter ending on such date on an annualized basis); 1.05 to 1 for the fiscal quarter ending March 31, 2004 (such calculation shall be for the two (2) most recent quarterly periods ending on such date on a cumulative, annualized basis); 1.15 to 1 for the fiscal quarter ending June 30, 2004 (such calculation shall be for the three (3) most recent quarterly periods ending on such date on a cumulative, annualized basis); and 1.25 to 1 for each fiscal quartet thereafter, as reflected and computed based upon Borrower’s financial statements.

4. Existing Defaults. Borrowers represent and warrant that as of this date, Events of Default have occurred under the Loan Documents because Borrowers have failed to comply with Section 6.6 of the Loan Agreement for the fiscal quarter ending September 30, 2003 (“Existing Default”) and that no other Event(s) of Default or Unmatured Events of Default are outstanding. Upon the effectiveness of this Amendment, Lender waives the Existing Default provided that Lender’s waiver shall not be deemed to be a waiver of any subsequent violations of such covenant or a waiver of any other Events of Defaults which may have occurred but are not specifically referred to herein. Nothing contained herein shall obligate Lender to grant any future waiver of any Event of Default.

5. Representations and Warranties. Each Borrower represents and warrants to Lender that:

(a) All warranties and representations made to Lender under the Loan Agreement and the Loan Documents are true and correct as to the date hereof.

(b) The execution and delivery by each Borrower of this Amendment, the Notes and all other documents, instruments, and agreements executed in connection with this Amendment and the performance by it of the transactions herein contemplated (i) are and will be within its powers, (ii) have been authorized by all necessary organizational action, and (iii) are not and will not be in contravention of any order of any court or other agency of government, of law or any other indenture, agreement or undertaking to which such Borrower is a party or by which the property of such Borrower is bound, or be in conflict with, result in a breach of, or constitute (with due notice and/or lapse of time) a default under any such indenture, agreement or undertaking or result in the imposition of any lien, charge or encumbrance of any nature on any of the properties of such Borrower.

(c) This Amendment, the Notes and all other documents, instruments and agreements executed in connection with this Amendment and any assignment, instrument, document, or agreement executed and delivered in connection herewith, will be valid, binding and enforceable in accordance with its respective terms.

(d) Upon the effectiveness of this Amendment, no Event of Default or Unmatured Event of Default has occurred and is continuing under the Loan Agreement or any of the other Loan Documents.

6. Effectiveness Conditions. This Amendment shall be effective upon completion of the following conditions precedent (all documents to be in form and substance satisfactory to Lender and Lender’s counsel):

(a) Execution and delivery by Borrowers of this Amendment;

(b) Execution and delivery by Borrowers of an Amended and Restated Revolving Credit Note in the original principal amount of $10,000,000 and an Amended and Restated Term Note in the original principal amount of $5,000,000 (collectively, the “Notes”);

(c) Execution and delivery by Borrowers and Lockbox Bank of a governmental Depository Agreement along with executed lockbox agreements;

(d) Delivery by Borrowers of certified copies of resolutions of each Borrower’s board of directors, general partners, members or managers, as applicable, authorizing the execution of this Amendment, the Notes and each document required to be delivered by any Section hereof;

(e) Delivery by Borrowers of Joining Borrower’s state certified Articles of Incorporation and By-laws certified by the corporate secretary of Joining Borrower;

(f) Delivery by Borrowers of incumbency certificates for Joining Borrower identifying all Authorized Officers with specimen signatures;

(g) No Unmatured Event of Default or Event of Default shall have occurred and be continuing under the Loan Documents;

(h) Delivery by Borrowers of Uniform Commercial Code financing statement, judgment and state and federal tax lien searches against Joining Borrower showing no Liens on any of the Collateral (other than Liens released contemporaneously with the effectiveness of this Amendment);

(i) Delivery by Borrowers of copies of the accreditations, licenses, certifications required by Section 5.3 of the Loan Agreement with respect to Joining Borrower;

(j) Delivery by Borrowers of an opinion letter from Borrowers’ counsel regarding such matters as Lender may require in its sole but reasonable discretion;

(k) Delivery by Borrowers of an Officer’s Closing Certificate;

(l) Delivery by Borrowers of payoff letters and releases from all Persons having a security interest or other interest in the Collateral (except for Permitted Liens), together with all UCC-3 termination or partial releases or mortgage satisfactions necessary to terminate each such Person’s interests in the Collateral;

(m) Delivery by Borrowers of an amended Schedule 2 to the Loan Agreement and a Schedule 3 to the Loan Agreement;

(n) Delivery by Borrowers for Joining Borrower of copies of insurance policies or certificates of insurance on an Acord 27 form evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, without limitation, naming Lender as lender’s loss payee (as to property and casualty coverage) and as additional insured (as to liability coverage);

(o) Payment by Borrowers to Lender of a non-refundable amendment fee in immediately available funds in an amount equal to $20,000, which fee is fully earned on the date hereof;

(p) Payment by Borrowers of any and all costs, fees and expenses of Lender (including attorneys’ fee) in connection with this Amendment and the transaction contemplated hereby); and

(q) Execution and/or delivery by Borrowers of all agreements, instruments and documents requested by Lender to effectuate and implement the terms hereof and the Loan Documents.

7. Confirmation of Indebtedness. Borrowers hereby acknowledge and confirm that as of the close of business on December 8, 2003, Borrowers are indebted to Lender, without defense, setoff, claim or counterclaim under the Loan Documents, in the aggregate principal amount of

$11,734,967.73 (with respect to Revolving Loans, $8,867,327.76 and with respect to the Term Loan, $2,837,639.97) plus all fees, costs and expenses (including attorneys’ fees) incurred to date in connection with the Loan Documents.

8. Ratification of Loan Documents. Except as expressly set forth herein, all of the terms and conditions of the Loan Agreement and Loan Documents are hereby ratified and confirmed and continue unchanged and in full force and effect. All references to the Loan Agreement and the Notes shall mean the Loan Agreement as modified by this Amendment, the Notes referenced here, respectively.

9. Collateral. As security for the payment of the Obligations, and satisfaction by Borrowers of all covenants and undertakings contained in the Loan Agreement and the Loan Documents, each Existing Borrower reconfirms the prior grant of the security interest in and lien upon and to, all of its right, tide and interest in and to the Collateral (including as set forth below), whether now owned or hereafter acquired, created or arising and wherever located and Joining Borrower hereby assigns and grants to Lender a continuing first lien and security interest on and upon and to the Collateral of Joining Borrower, whether now owned or hereafter acquired or arising and wherever located, including without limitation, the following with respect to each Borrower:

(a) Accounts, Contract Rights, Etc. - All now owned and hereafter acquired, created, or arising accounts (including, without limitation, the Accounts), accounts receivable, notes receivable, contract rights, intellectual property, chattel paper, documents (including documents of title), supporting obligations, letter of credit rights, commercial tort claims, instruments and letters of credit;

(b) Inventory - All now owned or hereafter acquired, created or arising inventory of every nature and kind, wherever located;

(c) General Intangibles - All now owned and hereafter acquired, created or arising general intangibles of every kind and description, including, but not limited, to all existing and future payment intangibles, customer lists, telephone lists and directories, choses in action, loans, claims, books, records, patents and patent applications, copyrights, trademarks, tradenames, tradestyles, trademark applications, blueprints, drawings, designs and plans, trade secrets, contracts, contract rights, distributorship agreements, licenses, license agreements, formulae, tax and any other types of refunds, rights (if any) to or in employee or other pension, retirement or similar plans and any assets thereof (to the extent permitted by applicable law and subject always to the rights of the beneficiaries thereof), or any portion thereof, including, without limitation, refunds for overpayments, distributions upon termination, reversion of any surplus assets or otherwise, returned and unearned insurance premiums, rights and claims under insurance policies including without limitation, credit insurance and key man life insurance policies, and computer information, software, records and data;

(d) Equipment - All now owned and hereafter acquired equipment, including, without limitation, machinery, vehicles, furniture, leasehold improvements and fixtures, wherever located, and all replacements, parts, accessories, accessions, substitutions and additions thereto;

(e) Deposit Accounts and Other Property - All now existing and hereafter acquired or arising deposit accounts, Commercial Lockboxes, Governmental Lockboxes, Collection Accounts, investment accounts, commercial paper, investment securities, investment property (including, without limitation, all of HealthEssential’s right, tide and interest in and to the capital stock of NPPA America and Specialized and in and to the membership interests of MAJJ and all of NPAA America’s right, tide and interest in and to the membership interests of NPPA National), and certificates of deposit, of every nature, wherever located, and all funds received thereby, deposited therein or associated therewith and all documents and records associated therewith;

(f) Property in Lender’s Possession - All Property, now or hereafter in Lender’s possession;

(g) Other Property - All other personal Property of Borrower not described above whether now existing or hereafter acquired; and

(h) Proceeds - The collections and proceeds (including, without limitation, insurance proceeds), whether cash or non-cash, of all of the foregoing.

10. GOVERNING LAW. THIS AMENDMENT, AND ALL MATTERS ARISING HEREUNDER AND RELATED HERETO, SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY.

11. CONSENT TO JURISDICTION: EACH BORROWER AND LENDER HEREBY IRREVOCABLY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE STATE OF NEW JERSEY IN ANY AND ALL ACTIONS AND PROCEEDINGS WHETHER ARISING HEREUNDER OR UNDER ANY OTHER AGREEMENT OR UNDERTAKING. BORROWERS WAIVE ANY OBJECTION TO IMPROPER VENUE AND FORUM NON-CONVENIENS TO PROCEEDINGS IN ANY SUCH COURT AND ALL RIGHTS TO TRANSFER FOR ANY REASON. EACH BORROWER IRREVOCABLY AGREES TO SERVICE OF PROCESS BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED TO THE ADDRESS OF THE APPROPRIATE PARTY SET FORTH HEREIN.

12. WAIVER OF JURY TRIAL: EACH BORROWER AND LENDER HEREBY WAIVE ANY AND ALL RIGHTS IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION COMMENCED BY OR AGAINST LENDER WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO OR UNDER THE LOAN DOCUMENTS, WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

13. Certain Borrower Acknowledgments and Agreements.

(a) Each Borrower acknowledges that it will enjoy significant benefits from the business conducted by the other Borrowers because of, inter alia, their combined ability to bargain with other Persons including without limitation their ability to receive the Credit Facility on favorable terms granted by this Agreement and other Loan Documents which would not have been available to an individual Borrower acting alone. Each Borrower has determined that it is in its best interest to procure the Credit Facility which each Borrower may utilize directly and which receive the credit support of the other Borrowers as contemplated by this Amendment, the Loan Agreement and the other Loan Documents.

(b) Lender has advised Borrowers that it is unwilling to enter into this Amendment and the other Loan Documents entered into in connection herewith and make available the Credit Facility extended hereby to any Borrower unless each Borrower agrees, among other things, to be jointly and severally liable for the due and proper payment of the Obligations of each other Borrower under the Loan Agreement and other Loan Documents. Each Borrower has determined that it is in its best interest and in pursuit of its purposes that it so induce Lender to extend credit pursuant to this Amendment and the other documents executed in connection herewith (i) because of the desirability to each Borrower of the Credit Facility, the interest rates and the modes of borrowing available hereunder, (ii) because each Borrower may engage in transactions jointly with other Borrowers and (iii) because each Borrower may require, from time to time, access to funds under this Agreement for the purposes herein set forth.

(c) Each Borrower has determined that it has and, after giving effect to the transactions contemplated by this Amendment, the Loan Agreement and the other Loan Documents (including, without limitation, the inter-Borrower arrangement set forth in this Section 14) will have, assets having a fair saleable value in excess of the amount required to pay its probable liability on its existing debts as they fall due for payment and that the sum of its debts is not and will not then be greater than all of its Property at a fair valuation, that such Borrower has, and will have, access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature and that the value of the benefits to be derived by such Borrower from the access to funds under this Agreement (including, without limitation, the inter-Borrower arrangement set forth in this Section 11) is reasonably equivalent to the obligations undertaken pursuant hereto.

(d) Borrower Agent (on behalf of each Borrower) shall maintain records specifying (a) all Obligations incurred by each Borrower, (b) the date of such incurrence, (c) the date and amount of any payments made in respect of such Obligations and (d) all inter-Borrower obligations pursuant to this Section 11. Borrower Agent shall make copies of such records available to Lender, upon request.

14. Authorization of Borrower Agent by Borrowers.

(a) Each of Borrowers hereby irrevocably authorizes Borrower Agent to give notices, make requests, make payments, receive payments and notices, give receipts and execute agreements, make agreements or take any other action whatever on behalf of such Borrower under and with respect to any Loan Document and each Borrower shall be bound thereby. This authorization is coupled with an interest and shall be irrevocable, and Lender may rely on any notice, request, information supplied by Borrower Agent, every document executed by Borrower Agent, every agreement made by Borrower Agent or other action taken by Borrower Agent in respect of Borrowers or any thereof as if the same were supplied, made or taken by any or all Borrowers. Without limiting the generality of the foregoing, the failure of one or more Borrowers to join in the execution of any writing in connection herewith shall not, unless the context clearly requires, relieve any such Borrower from obligations in respect of such writing.

(b) Borrowers acknowledge that the credit provided hereunder is on terms more favorable than any Borrower acting alone would receive and that each Borrower benefits directly and indirectly from all Advances under the Loan Agreement. Each of the other Borrowers, shall be jointly and severally liable for all Obligations, regardless of, inter alia, which Borrower requested (or received the proceeds of) a particular Advance.

15. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same respective agreement. Signature by facsimile shall bind the parties hereto.

Dated the date and year first written above.

EXISTING BORROWERS:	HEALTHESSENTIALS SOLUTIONS, INC.

	By:	/s/ Norman J. Pfaadt
Name: Norman J. Pfaadt
Title: CFO

NPPA OF AMERICA, INC.

	By:	/s/ Norman J. Pfaadt
Name: Norman J. Pfaadt
Title: CFO

NPPA NATIONAL, LLC By: NPPA OF AMERICA, INC., its sole member

	By:	/s/ Norman J. Pfaadt
Name: Norman J. Pfaadt
Title: CFO

SPECIALIZED HOME HEALTH CARE SERVICES OF CENTRAL FLORIDA, INC.

	By:	/s/ Norman J. Pfaadt
Name: Norman J. Pfaadt
Title: CFO

MAJJ ENTERPRISES, LLC

	By:	/s/ Norman J. Pfaadt
Name: Norman J. Pfaadt
Title: CFO

JOINING BORROWER	PREMIER LAB SERVICES, INC.

	By:	/s/ Norman J. Pfaadt
Name: Norman J. Pfaadt
Title: CFO

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LENDER	HEALTHCARE BUSINESS CREDIT CORPORATION

	By:	/s/ Michael Gervais
Name: Michael Gervais
Title: Vice President-Portfolio Management

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